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                                                                   Exhibit 10(b)

J. C. Penney Company, Inc. Retirement Plan For Non-Associate Directors
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ARTICLE I PURPOSE OF PLAN

The purpose of the J. C. Penney Company, Inc. Retirement Plan for Non-Associate Directors is to provide retirement benefits for members of the Board of Directors who have not been Associates, to provide competitive compensation for such members of the Board of Directors, and to enable the Company to attract and retain directors who are not Associates.

ARTICLE II DEFINITIONS
For the purpose of this Plan the following terms shall have the following meanings:

ASSOCIATE: Used in the Company's organization interchangeably with the word "employee" and, for purposes of the Plan, means an employee of the Company or of any Subsidiary, including an officer who may or may not be a director, but excluding a director serving only in that capacity.

BOARD OF DIRECTORS: The Board of Directors of the Company.

BOARD SERVICE: The aggregate number of full years plus any fraction of a year (expressed as 1/12 of a year for each full month or fraction thereof) of active service as a director of the Company commencing on the date fixed by the Board of Directors or the stockholders of the Company as the date of election of a director.

CODE: The Internal Revenue Code of 1986, as amended from time to time.

COMMITTEE: The committee appointed by the Board of Directors to administer the Plan provided for in Article V.

COMPANY: J. C. Penney Company, Inc., a Delaware corporation.

EARLY RETIREMENT DATE: The date on which an Eligible Director ceases to be a director of the Company (prior to his Normal Retirement Date) provided that the director has at least five years of Board Service.

ELIGIBLE DIRECTOR: Subject to paragraph (4) of Article III and paragraph (2) of
Article VII, any person who, after the effective date of the Plan, has at least five years of Board Service, and who is not entitled to receive benefits under the Company's Pension Plan for its Associates with the following exceptions: (1) any person elected or appointed to the Board of Directors after February 12, 1997 and (2) any otherwise eligible Director who makes a one-time election on or about May 1, 1997, to cease participation in the Plan.

MANDATORY RETIREMENT DATE: The first day of the month next following the date of the Annual Meeting of Stockholders of the Company at which an Eligible Director becomes ineligible for reelection pursuant to the Company's Bylaws.

NORMAL RETIREMENT DATE: The first day of the month next following the date of the Annual Meeting of Stockholders of the Company on which an Eligible Director ceases to be a director next following his attainment of age 70.

PLAN: This Retirement Plan for Non-Associate Directors.

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SUBSIDIARY: Any corporation of which the Company owns directly or indirectly at least 50 percent of the outstanding common stock.

SURVIVING SPOUSE: The person to whom an Eligible Director is legally married at the time of his death, under the laws of the State in which he is domiciled, or if he is domiciled outside the United States, under the laws of the State of New York, and who is living at the date benefits are payable under paragraph (3),
(4), or (5) of Article IV of this Plan.

ARTICLE III PARTICIPATION

(1) An Eligible Director shall participate in the Plan and shall be entitled to receive benefits under the Plan as provided in Article IV upon reaching his or her Normal Retirement Date or Mandatory Retirement Date, as the case may be, or such earlier date as provided in paragraph (3) of this Article III.

(2) Determination of whether an Eligible Director has sustained a permanent disability sufficient to entitle him to receive benefits under the Plan shall be made in the sole discretion of the Committee.

(3) Benefits under the Plan shall not be paid to any Eligible Director, whether or not permanently disabled, prior to such Eligible Director having attained age
65. Benefits under the Plan may be paid to an Eligible Director on the First day of any month following his Early Retirement Date and after his having attained age 65 but prior to his Normal Retirement Date in the sole discretion of the Committee.

(4) Except in the case of permanent disability, benefits under the Plan shall not be paid to an Eligible Director who does not make himself available to provide consulting advice to the Company, as the Company may reasonably request.

(5) Eligible Directors shall not be required or permitted to make any contributions pursuant to the Plan.

ARTICLE IV BENEFITS

(1) The annual amount of benefit payable under the Plan in monthly installments to an Eligible Director commencing on or after his or her Normal Retirement Date, or an earlier date as provided in paragraph (3) of Article III, as the case may be, shall be:

(a) if an Eligible Director retires on or after his or her Normal Retirement Date, 100 percent of the annual retainer amount in effect at the time payment is made, or

(b) if an Eligible Director retires at an Early Retirement Date, 0.833 percent of the annual retainer amount in effect at the time payment is made for each full month or portion thereof of Board Service, such benefit not to exceed 100 percent of said annual retainer amount.

(2) If an Eligible Director retires on or after his or her Normal Retirement Date, or at an Early Retirement Date due to becoming permanently disabled, such benefits shall be payable for his life. If an Eligible Director retires at an Early Retirement Date for any reason other than becoming permanently disabled, such benefits shall be payable for the lesser of his or her life or term of Board Service.

(3) If an Eligible Director who retires on or after his or her Normal Retirement Date or who is deemed permanently disabled is receiving benefits under the Plan at the date of his death but has not received such benefits for a period of 10 years (120 months), a Surviving Spouse shall receive upon the death of such Eligible Director 100 percent of the benefits payable to him according to section

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(A) of paragraph (1) of this Article IV for the remainder of such 10 year (120 months) period. The benefits under the Plan shall be paid to the Surviving Spouse in monthly installments commencing on the first day of the month following such Eligible Director's death and terminating with the installment payable on the earlier of (a) the expiration of the remainder of such 10 year (120 months) period, or (b) on the first day of the month in which such Surviving Spouse dies.

(4) If an Eligible Director dies while in active service as a member of the Board of Directors or after having retired at an Early Retirement Date but has not received any benefits under the Plan, a Surviving Spouse shall receive 100 percent of such Eligible Director's benefit which he would have been entitled to if he had retired on the date of his death pursuant to paragraph (1) of this
Article IV for a 10 year (120 months) period, payable in monthly installments, commencing on the later of the first day of the month in which such Eligible Director would have attained age 65 or the first day of the month following such Eligible Director's death, and terminating with the installment payable on the earlier of (a) the expiration of such 10 year (120 month) period or (b) on the first day of the month in which such Surviving Spouse dies.

(5) If an Eligible Director who retires at an Early Retirement Date is receiving benefits under the Plan at the date of his death but has not received such benefit for a period equal to the lesser of (a) his Board Service or (b) 10 years (120 months), a Surviving Spouse shall receive upon the death of such Eligible Director 100 percent of the benefits paid to him according to section
(b) of paragraph (1) of this Article IV for the remainder of his Board Service or 10 years (120 months), whichever shall be less. The benefits under the Plan shall be paid to the Surviving Spouse in monthly installments commencing on the first day of the month following such Eligible Director's death and terminating with the installment payable on the earlier of (a) the expiration of the period equal to such Service or 10 year (120 months) period, as the case may be, or (b) on the first day of the month in which such Surviving Spouse dies.

(6) If an eligible Director makes the election provided in Article II to cease participation in the Plan, the lump sum present value of his or her benefit as of May 1, 1997 shall be transferred to the J. C. Penney Company, Inc., Deferred Compensation Plan for Directors and no benefit will be paid to such Director under this Plan.

ARTICLE V ADMINISTRATION

The Plan shall be administered by a committee ("Committee") consisting of one or more persons appointed from time to time by the Board of Directors out of those members of the Board of Directors who have never been eligible to participate in the Plan. The Committee shall have plenary authority in its discretion, but subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend, and rescind, rules and regulations relating to it, and to make all other determinations deemed necessary or advisable for the administration of the Plan. The determinations of the Committee on the foregoing matters shall be conclusive and binding on all interested parties.

ARTICLE VI FUNDING OF BENEFITS

The Plan shall be unfunded, unless and until a Change of Control (as defined hereinafter) shall be deemed to have occurred, in which event the Company's liability for benefits under the Plan shall be funded under an irrevocable trust which shall, to the extent possible, be subject to the claims of the Company's general creditors so that Eligible Directors will not be currently taxed upon the funding of such benefits.

For purposes of this Article VI, a Change of Control shall be deemed to have occurred if (a) any person or "group" (as determined for purposes of Securities and Exchange Commission Regulation 13D-G), except any majority-owned subsidiary or any Company employee benefit plan or any trust or

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investment manager thereunder, shall have acquired "beneficial ownership" (as determined for purposes of Securities and Exchange Commission Regulation 13D-G) of shares of Company common stock having 40% or more of the voting power of all outstanding shares of Company capital stock, or (b) a merger or consolidation occurs to which the Company is a party, whether or not the Company is the surviving corporation in which outstanding shares of Company common stock are converted into shares of another company (other than a conversion into shares of voting common stock of the successor corporation or a holding company thereof) or other securities or cash or other property (excluding payments made solely for fractional shares); or (c) the sale of all, or substantially all, of the Company's assets occurs.

ARTICLE VII MISCELLANEOUS

(1) AMENDMENT AND TERMINATION: The Board of Directors of the Company may amend, modify, suspend, or terminate the Plan at any time, without the consent of the participants but, in the event of any such amendment, modification, suspension, or termination, benefit payments which have already accrued, are payable in the future, or are being paid, will continue in accordance with the Plan as in effect prior to such amendment, modification, suspension, or termination.

(2) RIGHTS OF DIRECTORS: Neither the establishment of the Plan nor any action hereafter taken by the Company or by any Subsidiary or the Committee shall be construed as giving to any director any vested right to a benefit from the Plan beyond the terms of the Plan. Nothing in the Plan shall confer on any director any right to be retained as a director, and the Company retains the right upon the removal of a director, or a resignation in lieu of removal as determined by the Committee, to terminate any benefits accrued for the account of or payable to such director under the Plan.

(3) MISTAKEN INFORMATION: If any information upon which an Eligible Director's benefit under the Plan is calculated has been misstated by the Eligible Director or is otherwise mistaken, such benefit shall not be invalidated (unless upon the basis of the correct information he would not have been entitled to a benefit), but the amount of the benefit shall be adjusted to the proper amount determined on the basis of the correct information and any overpayments shall be charged against future payments to the Eligible Director or his Surviving Spouse, as the case may be.

(4) LIABILITY: Neither the Board of Directors of the Company or of any Subsidiary, nor any member of the Committee, nor any person to whom any of them may delegate any duty or power in connection with administering the Plan shall be personally liable for any action or failure to act with respect to the Plan.

(5) NONASSIGNABILITY: Benefits payable under the Plan shall not be subject in any manner to anticipation, assignment, pledge, alienation, or charge by an Eligible Director or his Surviving Spouse; nor shall any such benefits be in any manner liable for or subject to the debts or any other liabilities of the Eligible Director or his Surviving Spouse; nor shall any interest of any Eligible Director or his Surviving Spouse under the Plan be subject to garnishment, attachment, lien, or levy of any kind.

(6) CONSTRUCTION: In determining the meaning of any provision of the Plan, words imparting the masculine gender shall include the feminine and the singular shall include the plural, unless the context requires otherwise. Headings of paragraphs and Articles in the Plan are for the convenience only and are not intended to modify or affect the meaning of the substantive provisions of the Plan.

(7) EFFECTIVE DATE: The Plan shall become effective on January 31, 1982; and was amended on June 28, 1988; November 28, 1989; July 8, 1992; February 14, 1996; and April 9, 1997.

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